Exhibit 99.1
PRESS RELEASE

Contact:
Colleen Mumford
Vice President, Communications and Marketing
Cabot Microelectronics Corporation
(630) 499-2600

Cabot Microelectronics Corporation Announces Intent to Launch New Corporate Brand

Aurora, IL, September 1, 2020 – Cabot Microelectronics Corporation (Nasdaq: CCMP), a leading global supplier of consumable materials to semiconductor manufacturers and pipeline companies, today announced its intent to change its name and visual identity in a comprehensive rebrand, effective October 1, 2020.

The rebranding strategy reflects the company’s ongoing commitment to innovation and technology leadership, providing critical, enabling materials to its global customers, and preparation for future growth.

The company’s stock ticker, CCMP, will not change as a part of the rebranding efforts.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is a leading global supplier of consumable materials to semiconductor manufacturers and pipeline companies. The company’s products play a critical role in the production of advanced semiconductor devices, helping to enable the manufacture of smaller, faster and more complex devices by its customers. Cabot Microelectronics Corporation is also a leading provider of performance materials to pipeline operators. The company's mission is to create value by delivering high-performing and innovative solutions that solve its customers’ challenges. The company has approximately 2,000 employees globally. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com, or contact Colleen Mumford, Vice President, Communications and Marketing, at 630-499-2600.

Source: Cabot Microelectronics Corporation